                                                                      Exhibit 21

                           SUBSIDIARIES OF REGISTRANT

                                                                    OTHER NAMES

                                            JURISDICTION OF        UNDER WHICH

                                           INCORPORATION OR        SUBSIDIARY

NAME (AND % OWNED)                           ORGANIZATION          DOES BUSINESS

------------------------------             -----------------       -------------

Capco Asset Management, Inc.                    Nevada                  None

 (100% owned by Capco Energy, Inc.)

Capco Offshore, Inc.

 (100% owned by Capco Energy, Inc.)             Texas                   None

Packard Gas Company                             Texas                   None

 (100% owned by Capco Energy, Inc.)

Bison Energy Company                           Wyoming                  None

  (80% owned by Capco Energy, Inc.)